Exhibit 4.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”) is entered into and dated as of January 29, 2013, by and between Cree, Inc., a North Carolina corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to an Amended and Restated Rights Agreement, amended and restated as of April 24, 2012 (the “Amended and Restated Rights Agreement”), specifying the terms of certain Rights (as defined therein);

WHEREAS, Section 27 of the Amended and Restated Rights Agreement authorizes the Company and the Rights Agent to amend the Amended and Restated Rights Agreement as contemplated by this Amendment; and

WHEREAS, the Board of Directors of the Company has approved the amendment of the Amended and Restated Rights Agreement and the execution and delivery of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the parties hereby agree as follows:

1.    Section 1(t) of the Amended and Restated Rights Agreement is hereby amended by replacing the date “September 30, 2018” therein with “April 24, 2017”.

2.    The first paragraph of Exhibit B of the Amended and Restated Rights Agreement (which paragraph begins with “This certifies that”) is hereby amended by replacing the date “September 30, 2018” therein with “April 24, 2017”.

3.    The fifth paragraph of Exhibit C of the Amended and Restated Rights Agreement is hereby amended by replacing the date “September 30, 2018” therein with “April 24, 2017”.

4.    From and after the date hereof, all references in the Amended and Restated Rights Agreement to “Agreement” shall mean and refer to the Amended and Restated Rights Agreement, as modified by this Amendment, and, except as set forth herein, the Amended and Restated Rights Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment. This Amendment shall be deemed to be a contract made under the laws of the State of North Carolina and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State and without regard to conflicts of laws principles. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(signature on following page)

(Signature Page to Amendment No. 1 to Amended and Restated Rights Agreement)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

CREE, INC.

By:	/s/ Adam H. Broome
Name:	Adam H. Broome
Title:	Vice President–Legal

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael A. Nespoli
Name:	Michael A. Nespoli
Title:	Senior Vice President

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